Exhibit 24

POWER OF ATTORNEY

Each person whose signature appears below authorizes Paul R. Skubic, Chairman of the Board and President, to execute in the name of each such person who is then an officer or director of the registrant, and to file, the 2006 Harris Preferred Capital Corporation Annual Report to the Securities and Exchange Commission on Form 10-K pursuant to the requirements of the Securities Exchange Act of 1934.

/s/ David Blockowicz David Blockowicz Director	/s/ Delbert Wacker Delbert Wacker Director

/s/ Frank M. Novosel Frank M. Novosel Director	/s/ Forrest M. Schneider Forrest M. Schneider Director

/s/ Paul R. Skubic Paul R. Skubic Director